                                                 File No. 70-8307


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

               __________________________________

                 POST-EFFECTIVE AMENDMENT NO. 6
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
                    AEP ENERGY SERVICES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

             G. P. Maloney, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215


                Jeffrey D. Cross, General Counsel
                    AEP ENERGY SERVICES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)




     American Electric Power Company, Inc. ("American") and AEP Energy Services, Inc. ("AEPES") hereby amend their Application or Declaration on Form U-1 in file No. 70-8307 in order to 1.) receive authority for AEPES to contribute to research and development efforts of non-affiliated entities; 2.) amend AEPES' Service Agreements with respect to the sale or licensing of intellectual property developed by its affiliated companies in the AEP System; 3.) extend American's authority to guarantee AEPES' debt and performance until December 31, 1998; and 4.) obtain authority for AEPES to provide or broker financing to non-affiliated customers, as follows:

     1. By adding to the end of part B. Restatement and Amendment of Authority under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION the following:

     "(5) Contributions to Research and Development
          AEPES requests authorization to make financial and/or technical contributions to research and development efforts of non-affiliated entities. AEPES believes that contribution to the research and development of new inventions and technologies related to or affecting the generation, transmission, distribution or utilization of electricity, or relating to or affecting the providing of electric utility services, will enhance the business opportunities of AEPES and benefit its affiliated companies.

     As a result of AEPES' contribution to the research and development efforts of non-affiliated entities AEPES may receive a license to use and/or a right to sublicense any resulting intellectual property. AEPES would propose, subject to the terms and conditions of the contribution, to make the intellectual property available to AEPES' affiliated companies at cost. AEPES would utilize the intellectual property in its own business activities or would sell or license the property to non-affiliated companies.

     AEPES would not acquire an equity interest in the non-affiliated entity as a result of making a contribution to the non-affiliated entity's research and development efforts. If AEPES became entitled to receive an equity interest in the non-affiliated entity, AEPES, subject to the receipt of any required regulatory approvals, will sell the interest to Investments at its fair market value."

     2. By amending and restating the third paragraph of part C. Service Agreements with AEPES under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION, as follows:

     "The agreements also extend to the resale and licensing of property protected by copyright, patent or trademark laws. AEPES proposes amending the Service Agreements to provide that if AEPES sells or licenses to non-affiliates any such property developed by the Operating subsidiaries or AEPSC for their own use, and such companies retain a right to continue to use said property, AEPES shall pay such affiliated companies an amount equal to those costs directly attributable to the affiliated company making the property available to AEPES. If the affiliated company developed the property not for its own use but for use by AEPES, AEPES shall also pay the affiliated company an amount equal to the affiliated company's development costs.

     If as a result of AEPES' sale or license of intellectual property developed by an affiliated company for its own use, the property is no longer available for use by that company, AEPES shall also pay the affiliated company: (1) 70% of the revenues from the intellectual property until the affiliated company recovers its direct costs of making the property available and its costs of developing the property; and (2) 20% of such revenues thereafter.

     Intellectual property, if developed by AEPES, will be made available, subject to any contract restrictions or requirements, to all affiliated companies in the AEP System without charge, except for expenses incurred."

     3.   By amending part D. Investments in AEPES, Financing and
Guaranties under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION as follows:

     "By extending American's authority to guarantee AEPES' debt and other obligations until December 31, 1998. American's authority to invest in AEPES and AEPES's authority to incur debt is now permitted under Rules 45 and 52, as amended in HCAR No. 26311 (June 28, 1995), and therefore does not need to be extended."

     4.   By adding new part G. AEPES Customer Financing under ITEM
1. DESCRIPTION OF PROPOSED TRANSACTION as following:

     "G. AEPES Customer Financing
     AEPES requests authority to provide or broker financing to customers in connection with and to support the sale of goods or provision of services through direct loan, installment purchase, operating or finance lease arrangements (including sublease arrangements) or loan guarantees. Interest on loans and imputed interest on lease payments will be at prevailing market rates. The obligations will have terms of one to thirty years and be secured or unsecured. AEPES also may assign obligations acquired from customers to banks or other financial institutions with or without recourse."

     5.   By filing herewith the following Exhibits:

     Exhibit B-5    Proposed form of amendment to Service
                    Agreement between AEPSC and AEPES (to be filed by amendment)

     Exhibit B-6    Proposed form of amendment to Service
                    Agreement between an Operating Subsidiary and AEPES (to be filed by amendment)

     Exhibit G-2    Proposed Form of Notice



     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.


                    AMERICAN ELECTRIC POWER COMPANY, INC.


                    By   _/s/ G. P. Maloney______________
                         Vice President



                    AEP ENERGY SERVICES, INC.


                    By   _/s/ G. P. Maloney______________
                         President


Dated:    September 20, 1995




                                                      Exhibit G-2


                         UNITED STATES OF AMERICA
                                before the
                    SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /October   , 1995


________________________________________
                                        :
In the Matter of                        :
                                        :
AMERICAN ELECTRIC POWER COMPANY, INC.   :
AEP ENERGY SERVICES, INC.               :
1 Riverside Plaza                       :
Columbus, Ohio 43215                    :
                                        :
(70-8307)                               :
________________________________________:


NOTICE OF PROPOSED CONTRIBUTION TO RESEARCH AND DEVELOPMENT EFFORTS OF NON-AFFILIATED ENTITIES; AMENDMENT TO SALE OR LICENSING OF
INTELLECTUAL PROPERTY DEVELOPED BY AFFILIATES; EXTENSION OF
AUTHORITY TO GUARANTEE DEBT AND PERFORMANCE; AND PROPOSED PROVISION OF FINANCING TO NON-AFFILIATED CUSTOMERS

AEP Energy Services, Inc. ("AEPES"), a subsidiary of American Electric Power Company, Inc. ("AEP"), a registered holding company, and AEP have filed with this Commission an Application or Declaration on Form U-1 pursuant to the Public Utility Holding Company Act of 1935 (the "Act"), designating Sections 6(a), 7, 9(a), 10, 12(b) and 13(b), Rules 45, 45(b)(1), 50(a)(5), 87(b)(1),
90 and 91 promulgated thereunder as applicable to the proposed transaction.

AEPES now proposes to amend its Application or Declaration by requesting authority to make financial and/or technical contributions to research and development efforts of non-affiliated entities.

As a result of AEPES' contribution to the research and development efforts of non-affiliated entities AEPES may receive a license to use and/or a right to sublicense any resulting intellectual property.

AEPES proposes amending its Service Agreements with AEPSC and the AEP Operating Companies to provide that if AEPES sells or licenses to non-affiliates any such property developed by the Operating subsidiaries or AEPSC for their own use, and such companies retain a right to continue to use said property, AEPES shall pay such affiliated companies an amount equal to those costs directly attributable to the affiliated company making the property available to AEPES. If the affiliated company developed the property not for its own use but for use by AEPES, AEPES shall also pay the affiliated company an amount equal to the affiliated company's development costs.

If as a result of AEPES' sale or license of intellectual property developed by an affiliated company for its own use, the property is no longer available for use by that company, AEPES shall also pay the affiliated company: (1) 70% of the revenues from the intellectual property until the affiliated company recovers its direct costs of making the property available and its costs of developing the property; and (2) 20% of such revenues thereafter.

Intellectual property, if developed by AEPES, will be made available, subject to any contract restrictions or requirements, to all affiliated companies in the AEP System without charge, except for expenses incurred.

AEP also requests authorization to extend AEP's authority to guarantee AEPES' debt and other obligations until December 31, 1998.

AEPES requests authority to provide or broker financing to customers in connection with and to support the sale of goods or provision of services.

The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by October 20, 1995 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the declarant at the address specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application or Declaration, as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary